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                                                                   EXHIBIT 11

COMPUTATION OF NET INCOME PER SHARE
Quaker State Corporation and Subsidiaries

                                                      Quarter Ended       Nine Months Ended
                                                    9/30/95   9/30/94    9/30/95    9/30/94
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
(in thousands except per shre data,  unaudited)

1.  Net income                                      $15,328    $5,398    $17,699    $16,050
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2.  Average number of shares of
    capital stock outstanding                        32,712    27,295     31,892     27,347

3.  Shares issuable upon exercise
    of dilutive stock options
    outstanding during the period,
    based on average market prices                      166        95        126         91

4.  Shares issuable upon exercise
    of dilutive stock options
    outstanding during the period,
    based on higher of average or
    period-end market prices                            166       113        145         97

5.  Average number of capital and
    capital equivalent shares
    outstanding (2 + 3)                              32,878    27,390     32,018     27,438

6.  Average number of capital shares
    outstanding, assuming full
    dilution (2 + 4)                                 32,878    27,408     32,037     27,444

7.  Net income per capital and capital
    equivalent share (1 divided by 5)                  $.47      $.19       $.55       $.58
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8.  Net income per capital share
    assuming full dilution
    (1 divided by 6)                                   $.47      $.19       $.55       $.58
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